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                                   EXHIBIT 11

                        BACK BAY RESTAURANT GROUP, INC.
                                AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)

                                                         Year Ended
                                                         ----------
                                                 December 31,   December 29,
                                                    1995            1996
                                                 ------------   ------------
Net income/(loss)                                  $(2,810)        $  467

Weighted average number of
  common shares outstanding                          3,430          3,434

Add

Weighted average number of common
  equivalent shares outstanding                          1              2
                                                   -------         ------

Weighted average number of
  common and common equivalent
  shares outstanding                                 3,431          3,436
                                                   =======         ======

Net income/(loss) per share                        $ (0.82)        $ 0.14
                                                   =======         ======